CIENA CORPORATION INCENTIVE BONUS PLAN

(Amended and Restated as of August 22, 2023)

1. PURPOSE

The purpose of the Ciena Corporation Incentive Bonus Plan (the “Plan”), as amended and restated herein, is to foster the Company’s profitable growth and to promote a “pay-for-performance” culture by rewarding employees for achieving results critical to the Company’s short-term and long-term success, as measured by the accomplishment of assigned performance goals at the corporate, functional and/or individual levels.

2. DEFINITIONS
2.1 “Actual Bonus Payable” means the amount, if any, actually paid to a Participant for a Bonus Period, which amount may be equal to, greater than or less than the Target Bonus, as determined in the sole discretion of the relevant manager of such Participant (as approved by Company management, up to the functional senior vice president), based upon the Participant’s achievement of assigned Individual Performance Goals for the Bonus Period.

2.2 “Base Salary” means the annual base salary payable to a Participant at the rate in effect as of the first day of the last fiscal quarter of a Bonus Period (or upon an earlier termination of service, as of immediately prior to such transfer or termination of service). Base Salary shall not be reduced for any salary reduction contributions (i) to deferred arrangements under Section 401(k) of the Code, (ii) to a cafeteria plan under Section 125 of the Code, or (iii) to a nonqualified deferred compensation plan. Base Salary shall not take into account any bonuses, reimbursed expenses, credits or benefits (including benefits under any plan of deferred compensation), or any additional cash compensation or compensation payable in a form other than cash. For purposes of the Plan, the term “Code” shall mean the Internal Revenue Code of 1986, as now in effect or later amended, including, as applicable, such regulations and guidance promulgated thereunder.

2.3 “Bonus Award” means the award of an incentive cash bonus to a Participant under the Plan, with the actual amount awarded, if any, being the “Actual Bonus Payable.”

2.4 “Bonus Period” means any Company fiscal period with respect to which the Committee determines that a Bonus Award will be payable in accordance with the terms of the Plan.

2.5 “CEO” means the Chief Executive Officer of the Company.

2.6 “Committee” means the Compensation Committee of the Board of Directors of the Company.

2.7 “Company” means Ciena Corporation and any successor thereto.

2.8 “Corporate Performance Goals” means specific financial or non-financial measures of performance of the Company or a business unit, division or organization of the Company as determined by the Committee for each Bonus Period, which measures may consist of a range. The Committee may establish different Corporate Performance Goals for discrete business units, divisions or organizations within the Company (e.g., Blue Planet Software). The meeting of all or such portion of the Corporate

Performance Goals as required by the Committee is a condition for the payment of Bonus Awards for each Bonus Period.

2.9 “Disability” means, with respect to a Participant, such Participant’s inability to perform the essential duties of his or her position by reason of a medically determinable physical or mental impairment which is potentially permanent in character, or which can be expected to last for a continuous period of not less than 12 months.

2.10 “Eligible Employee” means, for each Bonus Period, except as set forth in Section 5.3, a person who:

(a) is regularly employed by the Company or a Subsidiary on a full-time or part-time basis;

(b) is employed by the Company or a Subsidiary on the last regular working day of the Bonus Period (including a person who is on authorized leave from the Company or a Subsidiary under applicable company policy on the last day of the Bonus Period);

(c) is not eligible for the payment of sales commissions or to participate under a similar cash incentive arrangement put forth by a Subsidiary; and

(d) has not engaged in conduct that the Committee determines to be against the best interests of the Company.

2.11 “Executive Officer” means an employee who serves or has served as an Executive Officer of the Company (as such term is defined under Rule 3b-7 of the Securities Exchange Act of 1934, as amended) during a Bonus Period.

2.12 “Funded Bonus Pool” means the aggregate amount of Bonus Awards actually to be paid for the relevant Bonus Period, if any.

2.13 “General Release” means a general release of all claims that a Participant may have against the Company or entities or persons affiliated with the Company, in a form prescribed by the Company.

2.14 “Individual Performance Goals” means specific measures of performance expected of each Participant as assigned and assessed by the relevant Company managers for each Bonus Period. The meeting of all or such portion of the Individual Performance Goals as required by the relevant Company manager in his or her discretion is a condition for Participant’s receipt of a Bonus Award for the applicable Bonus Period.

2.15 “Participant” means an Eligible Employee (or employee who otherwise satisfies the requirements of Section 5.3) who the Committee designates to be a Participant for the applicable Bonus Period in accordance with Article 3.

2.16 “Retirement” means a Participant’s voluntary cessation of employment following (a) attainment of age 60 and (b) his or her completion of 10 years of service which need not have been consecutive, including up to six years of prior employment or service to any entity acquired by the Company or its affiliates if Participant has completed at least four years of service with the Company following the most recent of such acquisitions.

2.17 “Retirement Notice Requirement” means the Participant’s irrevocable advance written notice of a termination of his or her service for the longer of (a) (i) at least three months prior to Retirement, or (ii) at least 12 months prior to Retirement in the case such Participant has also provided advance written notice of Retirement for an equity award under the Company’s 2017 Omnibus Incentive Plan; or (b) such longer notice period as is applicable pursuant to any non-U.S. jurisdiction, in each case which notice may only be delivered after a Participant becomes eligible for Retirement based on Section 2.16. Any employee who delivers a notice pursuant to the immediately preceding clause (a)(i) shall be required to remain employed until at least 30 days following the first day of the second fiscal quarter for the Retirement Notice Requirement to be satisfied. Notwithstanding anything herein to the contrary, if at any time after a Participant has submitted notice of Retirement, his or her employment is terminated by the Company other than due to cause or performance or due to his or her death or Disability, the Retirement Notice Requirement will be deemed satisfied.

2.18 “Subsidiary” means any corporation or other entity (a) in which the Company owns, directly or indirectly, stock possessing 50 percent or more of the total combined voting power of all classes of stock, (b) over which the Company has effective operating control, or (c) in which the Company has a material interest as determined by the Committee.

2.19 “Target Bonus” means each Participant’s targeted Bonus Award amount, expressed as a percentage of each Participant’s Base Salary corresponding to his or her position or salary grade level in effect as of the first day of the last fiscal quarter of a Bonus Period, based on an assumed achievement of 100% of the Corporate Performance Goal(s) established by the Committee for the applicable Bonus Period. Each Participant’s Target Bonus shall be prorated based on the percentage of days employed as an Eligible Employee during the relevant Bonus Period.

2.20 “Total Target Bonus” means the total targeted amount of Bonus Awards for each Bonus Period, as determined by the Committee.

3. DESIGNATION OF PARTICIPANTS

For each Bonus Period, the Committee shall designate the Participants under the Plan. Designation of a person as an Eligible Employee, or a Participant for any Bonus Period, shall not bind the Committee to designate such person as a Participant in any future Bonus Period and such person shall have no claim or entitlement to compensation arising from his or her not participating in the Plan in any prospective Bonus Periods.

4. ESTABLISHMENT OF PERFORMANCE GOALS

4.1 For each Bonus Period, the Committee shall establish in writing:

•The Total Target Bonus;

•The Corporate Performance Goal(s); and

•Any formulae for calculating the Funded Bonus Pool, including application of any performance factors or multipliers and any adjustments for over-achievement or under-achievement of the Corporate Performance Goal(s).

4.2 In determining whether, and to what extent, the Company has met the Corporate Performance Goal(s) for a Bonus Period, the Committee shall determine, in its discretion, the nature and amount of any adjustments that should be made in order reasonably and equitably to reflect the intent and purpose of the Plan.

4.3 For each Bonus Period, the officers of the Company shall direct the relevant managers of Participants to establish Individual Performance Goals for each Participant.

5. DETERMINATION OF BONUS AWARDS

5.1 Evaluation of Performance Against Corporate Performance Goal(s). As soon as practicable after the end of each Bonus Period, the Committee shall determine whether and to what extent the Corporate Performance Goal(s) for the Bonus Period were achieved and, if so, at what level of achievement under the formulae established for the Bonus Period.

5.2 Approval of Funded Bonus Pool. If the Committee determines that one or more of the Corporate Performance Goals has been achieved, the Committee shall approve the amount of the Funded Bonus Pool in accordance with the relevant calculation for the Bonus Period and authorize the relevant officers of the Company to approve the payment of Bonus Awards corresponding to the level of achievement of the Individual Performance Goals for each Participant as set forth in Section 5.4 below and taking into consideration the percentage of days that each Participant was employed as an Eligible Employee during the relevant Bonus Period.

5.3 Changes in Work Status or Work Assignment During Bonus Period.

(a) Certain Involuntary Terminations. A Participant who is employed during the first full fiscal quarter of a fiscal year Bonus Period, and is involuntarily terminated by the Company any time thereafter during the Bonus Period as a result of a (i) bona fide reduction in force or (ii) bona fide role elimination where there is no reasonable expectation that such role, or a role at such level, will be reinstated by the Company in the next 12 months (provided, however, neither such termination shall include any termination for cause or related to performance), in each case, approved by Company officers, shall be eligible to receive a Bonus Award equal to 80% of such Participant’s Target Bonus prorated to reflect the total percentage of days employed during the Bonus Period, even though he or she is not employed on the last regular working day of the Bonus Period; provided however, payment of the amounts described in this Section 5.3(a) shall be subject to the Participant’s execution of a General Release that becomes effective on or before the 60th day following the date of Participant’s termination from employment.

(b) Death; Disability. A Participant who ceases to be employed during the Bonus Period due to his or her death or Disability shall be eligible to receive a Bonus Award equal to 100% of such Participant’s Target Bonus, pro-rated to reflect the total percentage of days employed during the Bonus Period, even though he or she is not employed on the last regular day of the Bonus Period. A Participant who ceases to be employed following the Bonus Period due to his or her death or Disability shall be eligible to receive a Bonus Award based on actual performance determined pursuant to Section 5.4 and to be paid at the same time with other Participants for such Bonus Period under Section 6.2.
(c) Retirement. A Participant who ceases to be employed during the Bonus Period due to his or her Retirement shall be eligible to receive a Bonus Award based on actual performance and pro-rated to reflect the total percentage of days employed during the Bonus Period, even though he or she is not employed on the last regular working day of the Bonus Period; provided, however, that payments of the amounts described in this Section 5.3(c) shall be subject to the Participant’s satisfaction of the Retirement Notice Requirement.

(d) Full-Time Employment Status. A Participant who transfers between full-time and part-time employment status during a Bonus Period shall be eligible to receive a Bonus Award based on actual performance and prorated based on both the percentage of days employed and the applicable Base Salary while in full-time and part-time status, provided that he or she otherwise meets the definition of Eligible Employee.

(e) Transfer To or From Sales Compensation Role. An individual who either (i) transfers during a fiscal year Bonus Period from a role that is subject to the payment of sales commissions to a role that is not subject to the payment of sales commissions (and thus an Eligible Employee), or (ii) transfers from a role that is not subject to the payment of sales commissions (and thus an Eligible Employee) to a role that is subject to the payment of sales commissions, shall be eligible to receive a Bonus Award based on actual performance and prorated to reflect the percentage of days employed as an Eligible Employee during the Bonus Period.

(f) Role Transfer Between Funded Bonus Pools. A Participant who transfers during a fiscal year Bonus Period to a new role that is subject to different Corporate Performance Goals and/or a different calculation of Funded Bonus Pool than the previous role, shall be eligible to receive a Bonus Award prorated from the two Funded Bonus Pools based on the percentage of days worked in each role during the Bonus Period.

5.4 Determination of Actual Bonus Payable. Based upon the level of achievement of the Individual Performance Goals established for each Participant, as determined in the sole discretion of each Participant’s relevant manager (as approved by Company management, up to the functional senior vice president), Participants shall be eligible to receive a Bonus Award to be paid from the Funded Bonus Pool, if any. The Actual Bonus Payable to any Participant, if any, shall be determined in the sole discretion of the Participant’s manager (as approved by Company management, up to the functional senior vice president) and may be equal to, greater than or less than the Target Bonus for the Participant. Except as determined by the Committee, however, the aggregate Actual Bonus Payable to all Participants in a Bonus Period shall not exceed the Funded Bonus Pool. For the avoidance of doubt, and notwithstanding any Funded Bonus Pool for a Bonus Period, a Participant’s Actual Bonus Payable for that Bonus Period may be zero, as determined in the sole discretion of the Participant’s manager (as approved by Company management, up to the functional senior vice president) based upon the level of achievement of the Individual Performance Goals established for such Participant.

6. VESTING AND PAYMENT OF BONUS AWARDS

6.1 For any Bonus Period, if and to the extent awarded in accordance with Section 5, Bonus Awards shall be payable to a Participant who remains an Eligible Employee (or otherwise satisfies the requirements of Section 5.3), even if the Participant has ceased to be an employee of the Company or a Subsidiary on the payment date for the Bonus Award.

6.2 Except to the extent the Participant is or becomes ineligible to receive a Bonus Award, the Funded Bonus Pool (including any Bonus Awards payable thereunder in accordance with this Plan) shall be immediately and fully vested upon the Committee's authorization of the Funded Bonus Pool and payment of awards therefrom for the applicable Bonus Period. In general, Bonus Awards shall be paid to Participants within a reasonable time after the Committee's authorization of such awards, but in any event shall be paid no later than March 15 of the year following the end of the applicable Bonus Period except that any Bonus Award payable pursuant to Section 5.3(a) or Section 5.3(b) shall be paid no later than March 15 of the year following the end of the year in which the termination of employment occurs.

6.3 Bonus Awards shall be payable solely from the general assets of the Company and its Subsidiaries. No Participant shall have any right to, or interest in, any specific assets of the Company or any Subsidiary in respect of Bonus Awards.

7. RECOUPMENT OF BONUS AWARDS

7.1 In the event that the Company is required to prepare an accounting restatement due to the material non-compliance of the Company with any financial reporting requirement under the securities laws as a result of misconduct, then the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and any Participant who knowingly engaged in the misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or was grossly negligent in failing to prevent the misconduct, shall reimburse the Company the amount of any Bonus Awards paid under this Plan during the three-year period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material non-compliance.

7.2 Without limiting Section 7.1, any Bonus Awards paid under this Plan shall be subject to mandatory repayment by the Participant to the Company (i) to the extent set forth in this Plan or (ii) to the extent the Participant is, or in the future becomes, subject to (A) the Company’s Executive Compensation Clawback Policy or any other Company or Subsidiary “clawback” or recoupment policy that is adopted by the Company, including to comply with the requirements of applicable laws, rules or regulations, or (B) any applicable law that imposes mandatory recoupment, under circumstances set forth in such applicable law.

8. NO ASSIGNMENT

Bonus Awards authorized under this Plan shall be paid only to Participants (or, in the event of a Participant's death, to the Participant’s heirs) in accordance with the terms hereof. No Bonus Award, nor any part thereof, and no right or claim to any of the monies payable pursuant to this Plan shall be anticipated, assigned, or otherwise encumbered, nor be subject to attachment, garnishment, execution or levy of any kind, prior to the actual payment and delivery of said amount to the Participant and any attempted assignment or other encumbrance or attachment, garnishment, execution or levy shall be of no force or effect, except as otherwise provided by law. Notwithstanding the above, if a Participant is adjudged incompetent, the Committee may direct that any amounts payable be paid to the Participant's guardian or legal representative.

9. ADMINISTRATION AND AUTHORITY

9.1 Administration. Unless otherwise determined by the Company’s Board of Directors, and except as otherwise provided herein, the Committee shall administer the Plan.

9.2 Powers. The Committee shall have all powers necessary to administer the Plan, including, without limitation, the sole powers and discretionary authority:

•to designate the Participants for each Bonus Period;

•to establish the Total Target Bonus for each Bonus Period;

•to establish the Corporate Performance Goal(s) for each Bonus Period and, as appropriate, the ranges and thresholds for the Corporate Performance Goal(s);

•to establish any formulae for calculating the Funded Bonus Pool for each Bonus Period;

•to approve Target Bonus percentages for the CEO and the Executive Officers;

•to adopt, amend and rescind rules for the administration of the Plan and to prescribe any forms required to administer the Plan, including adopting any sub-plans to the Plan for the purposes of facilitating compliance with non-U.S. laws or easing the administration of the Plan; and

•to decide all questions and settle all controversies and disputes that may arise in connection with the Plan.

9.3 Actions of the Company. No Participant shall receive a Bonus Award under this Plan unless the Company has determined in its discretion that the Participant is entitled to the same. All determinations, interpretations, rules, and decisions of the Committee, the Company, the CEO or their delegates shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

9.4 Delegation. The Committee shall have the power to delegate such specific duties and responsibilities under the Plan to the CEO or other officers of the Company as it may determine to be necessary or desirable. Any delegation by the Committee may allow further delegations by the CEO or applicable officer. The Committee may rescind any delegation at any time. Each person or entity to which a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity. Notwithstanding the foregoing, nothing in this Section 9.4 shall permit the Committee to delegate any duties or responsibilities under the Plan to the CEO with respect to the Executive Officers. As necessary, the Company’s People and Culture function shall establish procedures to ensure consistent application of Section 5.3 and shall be empowered and responsible for resolving any disputes related to classification of reductions in force or role elimination under Section 5.3(a).

10. MISCELLANEOUS

10.1 Employment and Plan Rights. The Plan shall not be deemed to give any Eligible Employee or Participant the right to be retained in the employ of the Company or any Subsidiary, nor shall the Plan interfere with the right of the Company or any Subsidiary to discharge any employee at any time, nor shall the Plan be deemed to give any employee any right to any Bonus Award until such award is authorized in accordance with Section 5. Moreover, Bonus Awards and the income from and value thereof are not intended to be and shall not be considered part of normal or expected compensation or salary for any purpose and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary. The Committee (and its delegates) shall have the sole and exclusive authority to determine the date that an employee is no longer actively providing services to the Company for purposes of establishing status as an Eligible Employee. Unless otherwise expressly determined by the Committee or required by applicable law, the period of employment for purposes of establishing eligibility and/or proration of Bonus Awards pursuant to Section 5.3, shall not be extended by any notice period (e.g., the Participant’s employment duration shall not include any period of “garden leave” or similar period mandated under employment or other laws in the applicable jurisdiction where Participant is employed or otherwise rendering services).

10.2 Non-US Participants. With respect to Participants located outside of the United States, Bonus Awards and the income from and value thereof are not intended to be and shall not be considered part of normal or expected compensation or salary for any purpose and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary. Without limiting the generality of Section 9, the Company is specifically authorized to exercise its discretion and to adopt for any reason, including administrative impracticability, rules, procedures and sub-plans with provisions that exclude, limit or modify the rights of any Participant outside the United States regarding eligibility to receive any payment pursuant to this Plan, including specifically payments in connection with such Participant’s death, Disability, Retirement or other termination of employment. In no event shall any provision of this Plan, including specifically any Bonus Award or partial payment thereof contemplated by Section 5.3(a) or otherwise under Section 5.3, result in the duplication of any benefits or compensation otherwise legally required or otherwise owing in connection with a separation of service of any Participant located outside of the United States, with any such determination to be solely by the Company.

10.3 Amendment and Termination. The Company may amend or terminate the Plan, in full or in part, at any time and from time to time, provided that no such amendment or termination shall adversely affect the rights of any Participant to any Bonus Award previously earned or paid.

10.4 Nonalienation. No benefit payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or encumbrance of any kind.

10.5 Tax Withholding. The Company shall withhold any applicable income or employment taxes that it determines in its discretion should be, or are otherwise required to be, withheld from any Bonus Awards provided under this Plan.

10.6 Limitation on Liability. By participation in this Plan, Participants acknowledge that neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the applicable local currency and the United States dollar that may affect the value of any Bonus Award under the Plan.

10.7 Assignment to Successor. The Company shall assign its rights and obligations under this Plan to any successor organization resulting from a merger, acquisition or affiliation involving the Company, or resulting from a sale of substantially all of the Company’s assets.

10.8 Controlling Law. This Plan shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to the principles of conflicts of laws).

10.9 Deferral of Compensation; Savings Clause. Delivery of any Bonus Award and treatment under this Plan shall be subject to any deferral election validly made by eligible participants under the Ciena Corporation Deferred Compensation Plan or any successor plan. If the Participant is a “specified employee,” as such term is defined pursuant to Section 409A of the Code and the regulations and guidance issued thereunder, and an amount payable under this Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then such payments shall not be made until the earlier of the Participant’s death or six months and one day after the Participant’s last day of employment.

10.10 Right of Set Off. The Company and any Subsidiary shall have the right to withhold and set off against any amount otherwise due and payable under this Plan to the extent permitted by applicable law. Unless otherwise determined by the Committee, the payment of any Bonus Award pursuant to Section 5.3(a) – Section 5.3(c) shall be deemed to be inclusive of (and correspondingly reduce) any notice, payment or benefits to which any Participant may be entitled under the federal

Worker Adjustment and Retraining Notification (“WARN”) Act or other applicable plant or facility closing or mass layoff law, or any other statutory or regulatory requirement to provide notice of employment termination or entitlement to severance payments in order to avoid the duplication of benefits.

10.11 Severability; Waiver. The provisions of this Plan are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. Any waiver by the Company of non-compliance with any provision of this Plan shall not operate or be construed as a waiver of any other provision of this Plan.

CIENA CORPORATION

By:
Name: Sheela Kosaraju
Title: Senior Vice President & General Counsel